Exhibit (j)(1)

SPICER JEFFRIES LLP

Certified Public Accountants

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of Freedom 100 Emerging Markets ETF (“FRDM”) (the “Fund”) of our report dated November 22, 2021 relating to our audit of the statement of assets and liabilities of the Fund, including the schedule of investments as of September 30, 2021, the related statement of operations for the year then ended, statements of changes in net assets for the years ended September 30, 2021 and 2020, and financial highlights for the years ended September 30, 2021 and 2020 and the period from commencement of operations (May 23, 2019) through September 30, 2019 and the related notes and schedules (collectively referred to as the financial statements), and to the reference to our Firm as the Fund’s “independent registered public accounting firm.”

Denver, Colorado

January 28, 2022